Execution Copy

Dated: 30 December 2005

ITALIAN MOTORS (SALES & SERVICE) LTD
and
FERRARI S.p.A.

SIDE AGREEMENT
in respect of

Transfer of Equity Interest in Ferrari Maserati Cars International Trading (Shanghai) Co., Ltd.

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Table of Contents

1	HONORARY CHAIRMAN I
2	OFFER LETTER
3	APPLICABLE LAW-AND SETTLEMENT OF DISPUTES
Schedule I Offer Letter 3

This Side Agreement (this “Agreement”) is made on 30 December 2005

BETWEEN:

(1)
Italian Motors (Sales & Service) Ltd, a joint stock limited liability company incorporated under the laws of the Hong Kong Special Administrative Region with its registered office at 90 Sung Wong Toi Road, To Kwa Wan, Kowloon, Hong Kong Special Administrative Region(the “ltalian Motors”);and - ¡X

(2)
Ferrari S.p.A., a limited liability company incorporated under the laws of Italy with its registered office at Via Abetone Inferiore 4, 41053 Maranello (Modena), Italy (the ¡§Ferrari¡¨ and, together with Italian Motors, the Parties¡¨).

RECITALS:

(A)
The Parties have entered into an Equity Transfer Agreement (¡§ETA¡¨) on the date of this Agreement pursuant to which Italian Motors will transfer 29 per cent. of the equity interest it holds in Ferrari Maserati Cars International Trading (Shanghai) Co., Ltd. (the ¡§Company¡¨) to Ferrari.

(B)	The Parties wish to set out further understandings between the Parties which has not been provided in the ETA.

IT IS AGREED as follows:

1.	HONORARY CHAIRMAN

Ferrari will procure that Mr Lee Man Fai Richard will be appointed as an honorary chairman of the Company with ceremonial duties only. Mr Lee shall not be the legal representative of the Company and shall not be entitled to represent the Company or commit the Company in any way. Mr Lee shall not be entitled to attend or vote at any board or management meetings of the Company.

2.            OFFER LETTER

Notwithstanding Clause 13.3 of the ETA, an offer letter issued by Ferrari on 7 September 2005 and accepted by Italian Motors on 12 September 2005 (“Offer Letter”) a copy of which is attached as a schedule to this Agreement remains in full effect. For the avoidance of doubt, paragraph (iv) under section ¡§Italian Motors/Richard Lee Concessions¡¨ of the Offer Letter is herewith expressly reconfirmed, i.e. no payments or claims are due or payable by the Company to Italian Motors or vice versa.

3.	APPLICABLE LAW AND SETTLEMENT OF DISPUTES

The provisions of Clauses 10 and 11 of the ETA shall apply to this Agreement as if set out in full in this Clause 3.

This Agreement is signed by the duly authorised representatives of the Parties on the date stated on the first page of this Agreement.

Signed by:

Italian Motors (Sales & Service) Ltd

Authorised Representative Name: Richard Nan Fai LEE

Ferrari S.p.A.

Authorised Representative Name:

2